Filed Pursuant To Rule 433

Registration No. 333-275079

February 23, 2024

X/Twitter Post:

Live Address: https://twitter.com/Sonnenshein/status/1761077855465742780

Text: References to other securities is not an offer to buy or sell. For details and disclosures, visit: http://etfs.grayscale.com/gbtc

https://twitter.com/SquawkCNBC/status/1761046904849260935

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs.

Link: https://twitter.com/SquawkCNBC/status/1761046904849260935

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.